Exhibit 10.1

CONTRACT LETTER NO.  178698X103

This Contract, No. 178698X103  (“Contract”), is entered into this 18th day of February, 2009, (“Effective Date”), by and between American Electric Power Service Corporation, a New York corporation, as agent for Columbus Southern Power Company (“CSP”), an Ohio corporation (collectively “AEP”), both having their principal places of business at 1 Riverside Plaza, Columbus, Ohio  43215, and Beacon Power Corporation (“Beacon”), a Delaware corporation, having its principal place of business at 65 Middlesex Road, Tyngsboro, MA  01879.  AEP or Beacon may be referenced individually as a “Party” and collectively as the “Parties”.

Background

WHEREAS, Beacon desires to utilize certain property belonging to CSP with a connection to the PJM grid located at CSP’s Bixby Substation at 3951 Bixby Road, Groveport, OH 43125 (“Site”) to construct a 1MW Flywheel Module, Smart Energy Matirx (“SEM”) to demonstrate Frequency Regulation in PJM for Grid Stability (“Project); and

WHEREAS, CSP has property of the type desired by Beacon, and AEP desires to provide access to and space at the Site and certain services in support of the Project in exchange for receiving information concerning the performance of the 1MW Flywheel Module, SEM and its impact on Frequency Regulation in PJM and Grid Stability that results from the Project; and

WHEREAS, Beacon will be selling regulation ancillary services to PJM as defined below; and

WHEREAS, the Parties now desire to enter into a Contract under the terms and conditions provided herein;

NOW THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AEP and Beacon agree as follows:

1.	Scope of Project:

(a) General

Beacon will supply, deliver, and install, at its sole expense, a 1MW Flywheel Module, with an outdoor substation-style design consisting of up to twelve (12) 100 kW Generator Modules, plus associated power electronics housed in a steel cargo container (“System”), at the Site.  AEP will provide access to the Site, and to PJM through its interface.  AEP shall supply and/or procure the materials and services as required to provide access to PJM, including supplying and installing of transformer, pad, wiring and connection to power lines.

(b) Distribution Connection with Generation Source

GROUND CURRENT SOURCES – Protective relays must be utilized to detect line-to-ground faults.  Beacon shall provide adequate protection to comply with IEEE Standard 1547 and to clear its generation source for all types of faults on the AEP system including any breaker failure event.  Adequate protection requires that all fault types are cleared before equipment damage occurs to AEP facilities.  If Beacon fails to provide adequate protection for faults that Beacon’s System may cause to the AEP system, then Beacon shall be responsible for all direct damages to AEP facilities resulting from such inadequate fault protection.

AUTOMATIC RECLOSING – Automatic high speed reclosing is applied to the transmission circuits supplying the Site.  When AEP source breakers trip and isolate Beacon’s facilities, Beacon shall ensure that its generator(s) are disconnected in accordance with requirements established in IEEE Standard 1547 from AEP facilities, prior to automatic reclosure by AEP.  Automatic reclosing out-of-phase with Beacon’s generator may cause damage to Beacon’s equipment.  Beacon is solely responsible for the protection of its equipment from reclosing by AEP.

2.	Incorporation and Priority of Documents:

The Contract consists of the following documents, attached hereto and incorporated herein by reference and listed in their order of priority in the event of a conflict:

a.	the Contract Letter;
b.
American Electric Power Supplementary Environmental, Safety and Health Terms and Conditions for Distribution Construction and Maintenance Contracts dated October 24, 2007 and Supplementary Terms and Conditions for Distribution Construction and Maintenance Contracts dated February 29, 2008 (collectively designated “Safety Terms”), designated as Exhibit A;

c.	the Mutual Confidentiality Agreement between American Electric Power Service Corporation and Beacon Power Corporation dated February 4, 2008, designated as Exhibit B; and
d.	the Distribution Impact Study Beacon Power Corporation Distributed Generation Interconnection Request located at 3951 Bixby Road, Groveport Ohio dated July 1, 2008, designated as Exhibit C.

3.	Term of Contract:

The term of this Contract shall commence on the Effective Date and shall remain in full force and effect until December 31, 2010 (“End of Term”), unless otherwise agreed in writing signed by the Parties, or terminated earlier as provided elsewhere herein.

4.	Termination:

a.	By Beacon

Beacon has the right to terminate this Contract at any time upon giving 14 days written notice to AEP.

b.	By AEP

(i) If the Project is interfering with CSP’s Site or AEP’s system operation, or (ii) if Beacon has committed any material violation of the Contract, or (iii) if Beacon has filed a petition in bankruptcy or if its creditors file an involuntary petition in bankruptcy against Beacon, or if Beacon makes a general assignment for the benefit of its creditors, then AEP may, after giving 72 hours notice of the default under subsections (i) or (ii), if applicable, and without advance notice under subsection (iii), terminate this Contract upon giving written notice to Beacon of such termination (which notice shall provide all relevant details of the reasons for such termination).  This Contract shall not be terminated if Beacon cures the default under subsections (i) or (ii) within 72 hours of AEP’s notice.

c.	At End of Term

Upon termination or expiration of the Contract, Beacon shall remove all of its equipment and materials from the Site at its expense, and return the Site to its original condition within 90 days.  In the event that Beacon fails to remove its equipment and materials as provided herein, or fails to return CSP’s Site to its pre-Contract condition, AEP may, upon advance written notice to Beacon, take any action at the Site that is necessary to accomplish such removal and return of Site condition, and Beacon shall be liable to AEP for all of its reasonable direct and indirect costs to do so.  AEP may, if it elects, sell the equipment and materials that Beacon has failed to timely remove for scrap to defray AEP’s costs to remove such equipment and materials and return the Site to its pre-Contract condition, but Beacon shall remain liable for the balance of AEP’s costs, if any.

5.	Reimbursement/Other Costs:

a.
Beacon shall be responsible for all costs associated with the construction, installation, operation and maintenance of the 1 MW Flywheel Module. Beacon expects to settle the cost of any energy injected or absorbed by its flywheel system directly with PJM at the wholesale LMP rate. Beacon does not expect to require station power, but if required (principally for lights), AEP will meter and sell such station power to Beacon at its standard retail rate.

b.
In consideration of CSP hosting the Project, Beacon will share data on the performance of the System, and its impact on PJM and grid stability with CSP; allow CSP to observe the performance of the Flywheel Module system; and facilitate CSP’s understanding of the Flywheel Module system and its applications to improve the reliability of electrical service.  CSP shall have the right to distribute the information learned to AEP and AEP’s affiliates.  CSP will assist Beacon in evaluating such data and performance and the effect on the reliability of electrical service.

6.	Insurance:

Beacon shall, with respect to the Project on the CSP Site:

a.	maintain workers’ compensation for its employees and comply with the applicable safety and occupational disease laws where the Project is located;

b.
maintain commercial general liability insurance, which shall include Contractual Liability with limits of not less than $1,000,000.00 for each occurrence and in the aggregate.  Such insurance shall be primary and non-contributory to any maintained by AEP and shall include AEP as an additional insured; and

c.
maintain commercial general automobile  liability insurance with limits for bodily injury and property damage of not less than $1,000,000.00 for each accident.  Such insurance shall be primary and non-contributory to any maintained by AEP and shall include AEP as an additional insured.

Policies written on a claims-made basis shall be maintained for five (5) years after performance of the Contract is completed.

Beacon shall cause its insurer(s) of the policies referenced above to provide AEP with an acceptable certificate of insurance including a waiver of subrogation against AEP, where permitted by law.

The certificate of insurance must state that the insurance carrier has issued the insurance specified, that such policies are in force, and that the insurance carrier will give AEP 30 days prior written notice of any material change in, or cancellation of, such policies.

Beacon and its subcontractors shall obtain waivers of subrogation on all of such insurance as described above.  Such waivers shall be for the benefit of AEP and its affiliated companies.

Before Beacon’s employees or its subcontractors are permitted to enter the Site, Beacon shall certify compliance of such employees or subcontractors (as applicable) with AEP’s Safety Terms and provide evidence of meeting AEP’s insurance requirements as provided above.

7.	Safety and Security:

a.
Beacon shall perform the Project in a safe and careful manner, provide first aid, and use such safety devices and methods as are necessary to protect its employees, agents, subcontractors, AEP's employees and agents, other contractors and the public from bodily injury and property damage.

b.
Beacon shall comply with and enforce all applicable laws, rules and regulations applicable to safety and health standards, including, but not limited to, the Occupational Safety and Health Act of 1970 (OSHA) and any revisions of OSHA or successor legislation.

c.
Beacon shall comply with project and Site safety and security rules and all procedures issued by AEP as set forth in Exhibit A, provided that such rules and procedures do not conflict with OSHA or other safety laws, rules or regulations.  Beacon shall assign a competent person at all times to manage, coordinate and enforce its safety program during performance of the Project.  In the event that AEP is required by law or by regulatory entities to amend its safety and security rules, the Parties agree to negotiate in good faith any changes to the safety and security rules.

d.	Beacon shall provide AEP with Material Safety Data Sheets (MSDS) for all applicable materials prior to delivery to CSP's Site.

e.
Beacon shall obtain site permits or approval from AEP for its vehicles, any excavation, use of explosives, access to restricted areas, use of AEP's equipment, tools and facilities, and other similar activities.

f.
AEP will arrange all necessary clearances on energized equipment, electrical and communications circuits, piping systems or other operational equipment on the AEP side of the interface between AEP’s system and the Beacon equipment.  The interface is defined as the secondary bushings of the AEP owned padmount transformer which shall constitute the point of energy delivery under the Contract.  The energy delivered to the grid through the interface shall be alternating current at approximately 277/480 volts, 4-wire, 3-phase.  The energy shall be delivered at reasonably close maintenance to constant potential and frequency, and it shall be measured by a meter(s) owned and installed by Beacon, located adjacent to the AEP transformer, and measured at 277/480 volts.  Prior to the beginning of testing and the initial energizing of any equipment, Beacon shall meet with AEP to discuss the interface, the mechanics for Beacon’s compliance for automatic reclosing, and to receive approval from AEP to proceed.  Such meeting may, at AEP’s sole discretion, include an inspection of the Site and Beacon equipment.

g.
Beacon shall fully inform AEP in writing regarding the types, quantities and use of any hazardous materials brought on the Site; the types and quantities of hazardous wastes being generated from the Project; and Beacon's program for proper storing, handling and disposal of such materials in a safe and secure manner.

h.
Each Party shall immediately inform the other of all regulatory safety, health and environmental inspections, citations and penalties associated with the Project or at the Site, and shall provide the other with related written reports and copies of all documents submitted to or by such regulatory agencies and insurance companies.

i.	Each Party shall promptly inform the other of any injuries to its employees, agents, subcontractors, or other persons arising out of the Project that require medical treatment.

j.
The Parties shall obtain, maintain, and properly complete all record keeping required by regulatory agencies relating to the Project.  Upon request, each Party shall provide the other with copies of all logs, reports and other records.

k.
Beacon shall investigate all accidents resulting in personal injury, property damage, or near misses to determine root cause(s) and corrective action(s).  Upon request, Beacon shall provide AEP with a copy of investigative reports, including all documents submitted to insurance companies.

l.	All of Beacon’s employees, agents, subcontractors, vehicles, trailers, etc. entering or leaving the Site are subject to inspection at any time by AEP.

m.
If a safety violation or other unsafe condition causes imminent danger, AEP may immediately shut down the Project involved without advance written notice.  If such an event occurs, AEP will supply written notice to Beacon as soon as possible thereafter.

n.
All subcontractors performing Work in conjunction with the Project at Site must have a substance abuse program.  This program must apply to all personnel.  Minimum requirements of this program shall include pre-hire testing, testing for cause and if requested, random testing.  As Beacon does not currently have a substance abuse program, any Beacon employee performing Work in conjunction with the Project at Site must submit to testing prior to beginning Work at Site; such Beacon employee(s) shall also be subject to testing for cause.  Screening substances and their associated cut-off limits are listed below.

Drug	Screening Cut-Off	Confirmation Cut-Off
Classes	Limit (ng/ml)	Limit (ng/ml)
Amphetamines	1,000	500
Benzoylecgonine	300	150
Cannabinoids	50	15
Opiates	2,000	2,000
Phencyclidine	25	25

Blood & Breath alcohol content: .04% per Department of Transportation.

Testing shall be performed by a testing facility certified by Department of Health & Human Services.  Personnel must have evidence of having tested negative within a year prior to employment for subcontractors and before the beginning of Work at Site for Beacon employees.  AEP will accept conditional employment predicated upon (a) employee(s) furnishing evidence that they have submitted to testing within forty-eight (48) hours of initial Work at Site and (b) employee(s) furnishing evidence of negative test results within five (5) Test days of initial Work at Site.  Beacon shall ensure personnel performing Work at Site are “drug free”.  AEP reserves the right to examine evidence outlined herein.  Beacon shall incorporate reciprocity on “drug free” employee verification to minimize AEP’s economic impact and employee recertification while maintaining the program’s intent.

o.
Because Beacon will not have unaccompanied access to SCADA in performance of the Project, it is not currently anticipated that Beacon meet the security criteria set forth herein.  If AEP is required by law or regulatory agencies to incorporate additional security criteria for individuals having access to AEP’s Site, Beacon will be required to meet certain security criteria set forth herein for the Beacon employees, agents and subcontractors that will be on Site. Beacon is responsible for assuring that each of such on Site employees meets these criteria. Beacon must perform a background check to assure that each of its on Site employees: (a) has never been convicted of a felony; (b) has never been convicted of a crime involving drugs or firearms; (c) has never been convicted of a crime involving violence or assault; and (d) has no immigration violations and is eligible to work in the United States. For the purpose of performing the background check, and to otherwise screen the potential Beacon employee, Beacon shall: (a) conduct a fingerprint background check through the repository of the individual’s current state of residence and states of residence during the past five (5) years; (b) contact two listed and two developed references; (c) verify education and any professional license to the extent claimed by the individual; (d) obtain employment history for seven-year period prior to employment with Beacon, including all periods of unemployment within that seven-year period; (e) perform a driver’s license verification if the individual will operate vehicles on AEP’s property (This includes motor vehicle records check in the state where the individual currently resides, as well as verification of a valid license); and (f) perform an individual Social Security number trace. Beacon shall submit to AEP a copy of its proprietary background investigation process for AEP’s review and file.  AEP reserves the right to conduct a background screen at Beacon’s expense if agreed between AEP and Beacon. AEP may audit or review specific Beacon screening files to ensure compliance.  Beacon shall not perform any screening activities that violate the federal Fair Credit Reporting Act, Title VII of the Civil Rights Act of 1964 or any other applicable law in any circumstances.  Beacon shall ensure that the substance and manner of any and all background checks performed by Beacon conform fully to applicable law.  AEP, in its sole discretion, shall have the option of barring from any site any person whom AEP determines does not meet the qualification requirements set forth above.

8.	Payments and Credits:

If either Party has to pay the other Party under this Contract, payments shall be made in U.S. dollars, net 30 days, upon receipt of a complete and accurate invoice from the other Party.  Invoices shall be submitted monthly.

9.	Inspections:

a.
Upon seven days advance written notice, AEP reserves the right for its qualified and appropriate personnel to make periodic inspections of the Project in the company of Beacon personnel, for the purpose of determining compliance with the Contract provisions and for any other purpose it chooses, acting reasonably; however, such inspections shall not imply or be construed as AEP’s acceptance or approval of the work or the condition of the Project, all of which shall remain subject at all times to the terms and conditions of the Contract.

b.
AEP reserves the right to inspect the Project at any time to determine whether or not it presents a risk to the grid.  If, during any such inspection, AEP determines that the grid is at risk as a result of the connection of the Beacon equipment, AEP may order the Project stopped. Upon such a determination, AEP will provide personnel to assist on the AEP side of the interface to properly bring the Project to a halt.  In such an event, AEP shall provide written notice, as soon as possible thereafter, giving full details of the facts and rationale for such action.  The Project will not be resumed until AEP is satisfied that the risk has been mitigated.

10.	Limitation of Liability:

Except as expressly provided herein, neither Party shall be liable to the other for any incidental, indirect, special, punitive or consequential damages.  Either Party must bring any cause of action arising under the Contract within two years from the earlier of the time the cause of action accrues or the time the Party becomes aware of the facts underlying the cause of action.

11.	Confidentiality:

The Parties have signed a Mutual Confidentiality Agreement dated February 4th, 2008, attached as Exhibit B.  Exhibit B details the nondisclosure and nonuse of each Party’s confidential information, and confirms Beacon’s ownership of all intellectual property that may arise during the course of the Project.

Each Party agrees that this section does not include data and information which is required by PJM and the PJM Market Monitor.

12.	Indemnification:

Each Party shall indemnify, defend at its own expense, and save the other Party harmless from any costs and expenses, including but not limited to attorneys’ fees and court costs, arising from or related to injuries, disease or death to persons, or damage to property, including environmental claims and liabilities, caused by the negligence or intentional tort of  such Party, its employees, agents or subcontractors, or caused by Beacon’s performance of the Contract.

WITH RESPECT TO CLAIMS AGAINST AEP BY BEACON’S EMPLOYEES, BEACON AGREES TO EXPRESSLY WAIVE ITS IMMUNITY AS A COMPLYING EMPLOYER UNDER THE WORKERS’ COMPENSATION LAW, BUT ONLY TO THE EXTENT THAT SUCH IMMUNITY WOULD BAR OR AFFECT RECOVERY UNDER OR ENFORCEMENT OF THIS INDEMNIFICATION OBLIGATION.  With respect to the State of Ohio, this waiver applies to Section 35, Article II of the Ohio Constitution and Rev. Code Section 4123.74.

13.	Assignment:

Neither Party may assign or subcontract its obligations under this Contract without the written consent of the other Party.

14.	Choice of Law:

The laws of the State of Ohio shall govern this Contract, without regard to its choice of law statutes or case law.  All actions and proceedings brought under this Contract shall be litigated in courts located in the State of Ohio.

15.	Notices:

Each Party has designated their respective representative, as listed below, to receive any and all notices required under this Contract.  Notices shall be in writing and shall be given to the representative designated to receive them, either by personal delivery, certified mail, facsimile, e-mail or any similar means, properly addressed to such representative.  All notices shall be effective upon receipt, or upon such later date following receipt as set forth in the notice.  Either Party may, by written notice to the other, change the representative or the address to which such notices are to be sent.

All notices to AEP shall be sent to:

American Electric Power Service Corporation
Attn: Paula Hughes, Contract Analyst
825 Tech Center Drive
Gahanna, Ohio 43230
pshughes@aep.com
(614)883-7130

With a copy to:

American Electric Power Service Corporation
Attn: Benjamin D. Wilson
850 Tech Center Drive
Gahanna, Ohio 43230
 bdwilson@aep.com
(614)883-7872

All notices to Beacon shall be sent to:

Beacon Power Corporation
Attn: Chet Lyons
65 Middlesex Road
Tyngsboro, MA 01879
lyons@beaconpower.com
(978) 661-2831

With a copy to:

Beacon Power Corporation
Attn:  Rob Rounds
65 Middlesex Road
Tyngsboro, MA 01879
rounds@beaconpower.com
(978) 661-2811

16.	Severability:

In the event that any of the provisions, or portions thereof, of this Contract are held to be unenforceable or invalid by any court, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected.

17.	Waiver:

Either Party's waiver of any breach of the Contract shall not be deemed to be a waiver of any other breach of the same or a different term of the Contract.

18.	Headings:

Headings are provided for the convenience of the Parties, and shall not affect the interpretation of any provision.

19.	Affiliated Companies:

Any indemnification of a Party or any limitation of a Party’s liability under this Contract shall to the same extent apply to such Party’s directors, officers, employees, agents, and affiliated companies, including any directors, officers, employees and agents thereof.

The affiliated companies of the American Electric Power System are severally and not jointly liable for obligations arising hereunder.

20.	Compliance with Laws:

a.
Beacon warrants that all materials and equipment supplied and all work performed will comply with, and be manufactured, priced, sold and labeled in compliance with, all applicable federal, state and local laws, rules, regulations, orders and ordinances, including, without limitation, environmental protection, energy, safety and health, and labor laws and regulations and applicable industry codes and standards.

b.
Unless exempted, Beacon shall comply with the equal employment opportunity clause in Section 202 of Executive Order 11246 and all applicable rules, regulations, and relevant orders pertaining to Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 4212 of the Vietnam Era Readjustment Assistance Act of 1974, as amended.  Beacon represents that it does not, and shall not for the term of the Contract, provide or maintain for its employees facilities that are segregated on the basis of race, color, religion, sex or national origin.  Beacon represents that it will not assign its employees to perform any work related to the Contract at a location where facilities are segregated on the basis of race, color, religion, sex or national origin.  Beacon agrees that it will not enter into any Contract to obtain goods or services relating to the Contract with any entity that provides, maintains or assigns its employees to work at locations where facilities are segregated on the basis of race, color, religion, sex or national origin.  As used herein, “facility” means waiting rooms; work areas; restaurants and other eating areas; time clocks; locker rooms and other storage or sleeping areas, except as necessary to assure privacy between male and female employees; parking lots, drinking fountains; recreation or entertainment areas; and transportation.  If not otherwise exempted by Title 48 and to the extent applicable, Beacon will comply with 48 CFR §52.219-8, Utilization of Small, Small Disadvantaged, and Women-Owned Small Business Concerns, and 48 CFR §52.219-9, Small, Small Disadvantaged, and Women-Owned Small Business Subcontracting Plan.  If not otherwise exempted by 41 CFR §60-1.5, Beacon represents that it will file all reports or other required information specified in 41 CFR §60-1.7.

c.	Beacon shall indemnify and save AEP harmless from any and all costs or expenses arising out of any violations of such laws, ordinances and regulations.

21.	Entire Contract:

The Contract and its Exhibits constitutes the entire Contract between the Parties and supersedes all previous and collateral contracts or understandings with respect to the subject matter of the Contract.  No waiver, alteration, amendment or modification of any of the provisions of the Contract shall be binding unless in writing and signed by duly authorized representatives of the Parties.

IN WITNESS WHEREOF, Beacon and AEP have caused this Contract to be executed by their duly authorized representatives as of the day and year first written above.

American Electric Power Service		Beacon Power Corporation
Corporation, as agent for
Columbus Southern Power Company

By:	/s/ Larry Dickerman	By:	/s/ F. William Capp
	Larry Dickerman		F. William Capp
	Dir Distribution Engrng Servcs		President and Chief Executive Officer

Date:	February 19, 2009	Date:	February 20, 2009